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                                                                    Exhibit 11.1

                        WESLEY JESSEN VISIONCARE, INC.

                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                   (in thousands, except per share amounts)
                                  (Unaudited)
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
                                                       June 29           Year Ended
                                                       through     ------------ -----------
                                                     December 31,  December 31, December 31,
                                                        1995          1996         1997
                                                     -----------   -----------  -----------
Computation of basic net income (loss) per share:

Net income (loss)                                    $   (19,715)  $    (2,742) $     3,298
                                                     ===========   ===========  ===========
Weighted average common shares outstanding                14,416        14,638       16,898
Basic net income (loss) per share                    $     (1.37)  $     (0.19) $      0.20
                                                     ===========   ===========  ===========

Computation of diluted net income (loss) per share:

Net income (loss)                                    $   (19,715)  $    (2,742) $     3,298
                                                     ===========   ===========  ===========
Weighted average common shares outstanding                14,416        14,638       16,898
Net additional shares issuable in connection with
 stock options pursuant to the treasury stock method           -             -        1,553
                                                     -----------   -----------  -----------
Diluted weighted average common shares outstanding        14,416        14,638       18,451
                                                     ===========   ===========  ===========
Diluted net income (loss) per share                  $     (1.37)  $     (0.19) $      0.18
                                                     ===========   ===========  ===========

Computation of supplemental net income per share:
Net income
   As reported                                                                  $     3,298
   Add: interest paid                                                                   953
   Less: tax effect                                                                    (324)
                                                                                -----------
   As adjusted                                                                  $     3,927
                                                                                ===========
Weighted average common shares outstanding                                           14,305
Shares to be issued                                                                   3,321
                                                                                -----------
                                                                                     17,626
                                                                                ===========
Supplemental net income per share                                               $      0.22
                                                                                ===========
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